Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Glimcher Realty Trust
Columbus, Ohio

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-87538, 333-153257, 333-43317, 333-155720, 333-61339 and 333-115068), Form S-11 (No. 33-69740) and Form S-8 (Nos. 33-94542, 333-10221, 333-84537, 333-123557 and 333-143237) of Glimcher Realty Trust of our reports dated December 23, 2010 relating to the Statements of Revenues and Certain Expenses of Kierland Crossing, LLC and Sucia Scottsdale, LLC for the year ended December 31, 2009, which appear in this Current Report on Form 8-K/A of Glimcher Realty Trust dated January 4, 2011.

/s/ BDO USA, LLP

Chicago, Illinois
January 4, 2011